Exhibit 10.1

AGREEMENT AS TO LANDERS EMPLOYMENT

THIS AGREEMENT AS TO LANDERS EMPLOYMENT (this “Agreement”) is made and entered into as of the 29th day of December, 2006 by and between QUIDEL CORPORATION, a Delaware corporation (the “Company”) and PAUL E. LANDERS, an individual (“Landers”).

BACKGROUND

A.                                   Landers currently serves as the Company’s Senior Vice President, Finance and Administration.  Pursuant to pre-existing and continuing employment and related understandings and agreements, Landers’ employment with the Company is “at will.”

B.                                     Landers has recently advised the Company, and the Company has publicly announced, that Landers intends to retire from his employment with the Company, effective March 31, 2007 (the “Retirement Date”).

C.                                     The Company and Landers are entering into this Agreement to confirm their understandings as to Landers’ employment prior to the Retirement Date and each party’s commitments and obligations on and after the Retirement Date.

AGREEMENT

1.                                       Employment.  The Company shall continue to employ Landers on a full-time basis, and Landers accepts such continued employment, upon and subject to the terms and conditions set forth herein.  Landers acknowledges and agrees that, if his successor is identified and employed by the Company prior to the Retirement Date, Landers’ current title and scope of responsibilities and authority may be changed by the Company without constituting a breach hereunder.

2.                                       Term.  Consistent with the Resignation (attached hereto as Exhibit A) which Landers has executed and delivered concurrently with this Agreement, the term of Landers’ employment shall continue until, and then automatically terminate, on March 31, 2007, unless earlier terminated as provided herein (the “Remaining Term”).

3.                                       Employment Compensation During Remaining Term.  Landers’ salary and employee benefits shall continue during the Remaining Term at the same levels as are in effect as of the date of this Agreement; provided, however, that Landers shall not receive any further grants of equity incentive awards nor shall he be eligible to participate in any bonus plans applicable to fiscal year 2007 or any year thereafter.  Landers shall, however, remain eligible to receive a bonus under the Company’s existing 2006 cash incentive bonus plan if and to the extent the relevant performance metrics therein are achieved and if Landers remains employed by the Company through the Retirement Date or is earlier terminated by the Company without “cause” (as defined below).

4.                                       Release on Retirement Date.  On the Retirement Date (or upon the Company’s earlier termination of Landers’ employment without “Cause,”), and as a material condition to Landers’ receipt of the benefits set forth in Section 8 below, Landers shall execute and deliver a Release in the form attached hereto as Exhibit B.

5.                                       Post-Retirement Date Consulting.  In consideration of the benefits set forth in Section 8 below, Landers agrees that, from the Retirement Date through December 31, 2007, he shall make himself reasonably available to the Company’s Board of Directors and management to review documents and provide telephonic consultation for the Company’s benefit.  Landers’ time commitments for this purpose shall not exceed twenty (20) hours per month, and he shall be promptly reimbursed for any and all out-of-pocket expenses reasonably incurred in providing such assistance.

6.                                       Non-Competition.  As a material condition to the benefits provided to Landers pursuant to Section 8 hereof, from the date hereof through and including December 31, 2007, Landers shall not engage, directly or indirectly, in any capacity, have any direct or indirect ownership interest in, manage, operate, finance or control any business anywhere in the United States or Japan which is engaged in the development, manufacture, distribution, marketing and/or sale of rapid diagnostic tests in infectious diseases, reproductive health, oncology or Fecal Occult Blood; provided, however, that Landers’ passive investment of up to five percent (5%) of the outstanding voting securities or similar equity interest in a publicly held entity shall not be deemed a breach of this Agreement.

7.                                       No Solicitation.  As a material condition to the benefits provided to Landers pursuant to Section 8 hereof, from the date hereof through and including December 31, 2008, Landers covenants that he will not directly or indirectly solicit (other than a solicitation by general advertisement) the employment or engagement of services of any person who is or was employed as an employee, contractor, supplier or consultant by the Company during such period on a full or part-time basis or directly or indirectly encourage any such persons to terminate, limit or restrict their relationship with the Company.

8.                                       Acceleration of Vesting.  Upon the earlier of the Retirement Date or Landers’ involuntary termination by the Company without Cause, (a) Landers’ outstanding stock options shall be automatically vested if and to the extent such options would have become vested in the normal course of business had Landers’ employment with the Company continued until December 31, 2007, and (b) the restrictions on all outstanding shares of Landers’ restricted stock shall automatically lapse if and to the extent such restrictions would have lapsed in the normal course of business had Landers’ employment with the Company continued until December 31, 2007.  The parties acknowledge and agree that the Schedule (attached hereto as Exhibit C) accurately sets forth all of Landers’ stock options and restricted stock that are affected by the foregoing vesting and lapse provisions.

For purposes of this Agreement, the “normal course of business” shall exclude, and not take into account, a “Change in Control” as defined in that certain Agreement Re:  Change in Control between Landers and the Company dated as of February 28, 2003 and as thereafter amended (the “CIC Agreement”).  The parties acknowledge that the CIC Agreement remains in full force and effect and shall govern the parties’ rights and obligations in the event of a Change in Control.

9.                                       Early Resignation or Termination for Cause.  In the event that Landers either (a) voluntarily resigns his employment with an effective date prior to the Retirement Date, or (b) is involuntarily terminated by the Company for Cause, Landers shall not be entitled to the benefits described in Section 8 hereof, but shall only be entitled to salary, accrued benefits and other amounts legally owing to Landers through the date of employment termination.  The Company shall thereafter have no further obligations to Landers under this Agreement or the CIC Agreement.

For purposes hereof, “Cause” shall have the definition given it in the CIC Agreement.

10.                                 Confidentiality of Business and Legal Information.  Landers acknowledges that the Company holds as confidential and/or privileged certain information (including but not limited to non-

public information obtained by Landers in his position as an officer of the Company) as well as certain trade secret information and knowledge concerning the intimate and confidential affairs of the Company and the various phases of its business, including, for example and without limitation, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs and other types of similar information within Landers’ knowledge by virtue of his employment with the Company (collectively, the foregoing shall be referred to herein as “Confidential Trade Secret, Proprietary and Legal Information”). Landers agrees that all Confidential Trade Secret, Proprietary and Legal Information shall be the sole property of the Company and that the Company shall be and is the sole owner of all patents and other rights in connection therewith as well as any privileges.  Landers further agrees to hold in strictest confidence and to refrain from using or disclosing to any other person or entity any Confidential Trade Secret, Proprietary and Legal Information, other than the Company, its employees, Directors and representatives.  In that regard, Landers expressly acknowledges that he has not disclosed (other than to the Company, its employees, Directors and representatives) any Confidential Trade Secret, Proprietary and Legal Information.  Landers specifically agrees that he will not disclose any Confidential Trade Secret, Proprietary and Legal Information at any time in the future (other than to the Company, its employees, Directors and representatives).  Landers further represents and warrants that, on the last day of his employment, he will have returned to the Company all property and documents of the Company, whether kept electronically or in hard copy form and will have retained no copies thereof.

11.                                 Miscellaneous.

a.                                       Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Landers’ residence in the case of Landers or to its principal office in the case of the Company.

b.                                      Arbitration.  Any dispute arising out of this Agreement shall be resolved exclusively by final and binding arbitration, before a single arbitrator, in San Diego, California pursuant to the rules of the JAMS.  Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction.

c.                                       Waiver.  The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement.  No waiver shall be valid unless in writing and executed by the party to be charged therewith.

d.                                      Severability/Modification.  In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.

e.                                       Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Landers acknowledges that the services to be rendered under this Agreement are unique and personal.  Accordingly, Landers may not assign his rights and obligations under this Agreement.

f.                                         Amendment.  This instrument may not be amended except by an agreement in writing signed by both parties.

g.                                      Governing Law and Jurisdiction.  This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of California.  The courts and authorities of the State of

California shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year indicated above.

“COMPANY”
QUIDEL CORPORATION

By:	/s/ Caren L. Mason
	Name:	Caren L. Mason
	Title:	President and Chief Executive Officer

“LANDERS”
PAUL E. LANDERS

By:	/s/ Paul E. Landers
Paul E. Landers

EXHIBIT A

Date:	December 29, 2006

To:	Board of Directors
Quidel Corporation

From:	Paul E. Landers

Subject:	Resignation

This letter is to confirm my resignation as an officer of Quidel Corporation (the “Company”), effective as of March 31, 2007, together with all other employment, Director and trustee positions held with Quidel Corporation and any of its subsidiaries or with their respective employee plans.

This letter is also to confirm that my resignation is not a result of any disagreement with the Company as to the Company’s operations, policies or practices.

/s/ Paul E. Landers
Paul E. Landers

EXHIBIT B

GENERAL RELEASE

In consideration of Quidel Corporation’s (the “Company”) agreement to provide certain benefits to Paul E. Landers (“Landers”), Landers hereby gives the following General Release effective on March 31, 2007.

1.                                       Release of Claims.  Landers hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its parent and its affiliated companies from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses and attorneys’ fees, including those arising out of or in connection with Landers’ employment with and consulting services for the Company and/or the termination thereof.  (All such charges, complaints, etc. are collectively referred to herein as “Claims.”)  The Claims irrevocably and unconditionally released, acquitted and forever discharged include, for example and without limitation, Claims arising under the federal Age Discrimination in Employment Act of 1967, which prohibits discrimination on the basis of age, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, and common law employment and wrongful discharge claims.

The Claims irrevocably and unconditionally released, acquitted and forever discharged by Landers extend to all such Claims by Landers against any and all of the current and former owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, parents, subsidiaries, affiliates (and the directors, officers, employees, representatives and attorneys of such divisions, parents, subsidiaries and affiliates) of the Company and all other persons acting by, through, under or in concert with any of them.  (All such persons and entities, as well as the Company are collectively referred to herein as the “Releasees”).  The Claims irrevocably and unconditionally released, acquitted and forever discharged herein by Landers also extend to all Claims which Landers now has, owns or holds, or contends to have, own or hold or which Landers at any time heretofore had, owned or held or contended to hold against any of the Releasees.  Landers represents that he has not heretofore assigned or transferred or purported to have assigned or transferred to any person or entity any Claims released, acquitted and forever discharged herein.  This General Release shall not affect any Claims that Landers may have which arise solely after the effective date of this General Release, shall not apply to any of the Company’s obligations under that certain Agreement as to Landers Employment dated as of December 29, 2006 (the “Employment Agreement”), and shall not serve as a release of any claims that cannot be released as a matter of law, including but not limited to indemnification under the California Labor Code.

2.                                       Release of Unknown and Unsuspected Claims.  For the purpose of implementing a full and complete release and discharge of the Releasees, Landers expressly acknowledges that this General Release is intended to include in its effect, without limitation, all Claims (as defined above) which Landers does not know or suspect to exist in his favor at the time of execution hereof, and this General Release contemplates the extinguishment of any and all such Claims.  In this regard, Landers expressly waives the provisions of Section 1542 of the California Civil Code, which state:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Furthermore, Landers hereby expressly waives and relinquishes any rights and benefits he may have under other statutes or common law principles of similar effect.  Landers understands that the facts under which he gives this full and complete release and discharge of the Releasees may hereafter prove to be different than now known or believed by him and Landers hereby accepts and assumes the risk thereof and agrees that his full and complete release and discharge of Releasees shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts.

3.                                       No Complaint, Charge or Lawsuit Pending.  Landers represents that he has not filed with any governmental agency or court any complaint, charge or lawsuit against any of the Releasees involving any Claims released herein, and that, except as otherwise permitted by law, he will not do so at any time hereafter; provided, however, this paragraph shall not limit Landers from filing an action for the purpose of enforcing his rights under the Employment Agreement or from filing a charge or complaint of discrimination with the EEOC.

4.                                       Severability.  The provisions of this General Release are severable, and if any part of this General Release is found unenforceable, invalid or illegal, the other parts of this General Release shall remain fully valid and enforceable.

5.                                       Governing Law.  This General Release and any dispute concerning the validity, interpretation or breach of any term or condition hereof shall be construed and interpreted under and in conformance with the laws of the State of California applicable to contracts negotiated and to be fully performed in the State of California.

6.                                       Arbitration.  Any dispute concerning the validity, interpretation or breach of this General Release or any term or condition hereof or any dispute concerning the Claims released herein shall be resolved exclusively by final and binding arbitration, before a single arbitrator, to be held in the County of San Diego, California, in accordance with the then existing rules of the JAMS.  Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction.  This General Release shall be admissible in any proceeding to enforce its terms.

7.                                       Construction.  Landers has had ample opportunity to make suggestions or changes to the terms and language of this General Release and agrees that principles of contract construction against the drafter shall have no application hereto.  Landers agrees that this General Release should be construed fairly and not in favor of or against Landers or the Company as the drafter.

8.                                       Waiting Period and Right of Revocation.  Landers hereby releases Releasees from any and all claims for age discrimination, whether under state or federal law.  Landers understands that pursuant to federal law, Landers has the right to review this General Release for a full twenty-one (21) calendar day period before executing the same, and that Landers has the right to revoke this General Release in its entirety at any time within seven (7) calendar days after executing the same and that this General Release is not effective until such seven (7) day revocation period has expired.  Landers acknowledges his right to consult with his attorney prior to signing this General Release, and that he has been advised to consult with his attorney prior to such signing.

9.                                       Full Understanding of Terms.  Landers represents and agrees that he fully understands his right to discuss all aspects of this General Release with his private attorney; that to the extent, if any, he desires, he has availed himself of this right; that he has carefully read and fully understands all of the provisions of this General Release; and that he is voluntarily entering into it.

IN WITNESS WHEREOF, Landers and the Company acknowledge agreement with the foregoing by their signatures set forth below.

PAUL E. LANDERS

By:
Paul E. Landers

QUIDEL CORPORATION

By:
Caren L. Mason
President and Chief Executive Officer

EXHIBIT C

SCHEDULE OF AFFECTED OPTIONS AND RESTRICTED STOCK

RESTRICTED STOCK (RS)

					Original Vest Btwn
Grant Number	Grant Date	Plan	Type	Price	03/31 - 12/31/07
004713	3/19/2004	2001	RSA	$0.0100	1,532
004714	5/19/2005	2001	RSA	$0.0100	7,500
004715	5/19/2005	2001	RSA	$0.0100	**7,500
004768	3/21/2006	2001	RSA	$0.0100	**6,000
					22,532

OPTIONS

					Original Vest Btwn
Grant Number	Option Date	Plan	Type	Price	03/31 - 12/31/07
004125	4/14/2003	2001	ISO	$3.9900	3,125
004391	3/19/2004	2001	ISO	$7.5000	5,538
004392	3/19/2004	2001	NQ	$7.5000	1,142
004429	7/21/2004	2001	NQ	$3.7000	18,750
004755	3/21/2006	2001	NQ	$12.2300	3,093
					31,648

** Grant numbers 004715 and 004768 are contingent upon and subject to achievement of performance goals.  Thus, determination of achievement of 2006 performance goals impacts 13,500 shares of restricted stock tentatively shown as vesting above.